FORM 8-K
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 13, 2000


                     Friedman, Billings, Ramsey Group, Inc.
             (Exact name of Registrant as specified in its charter)

Virginia                 54-1837743                               001-13731
(State or other    (I.R.S. Employer incorporation or   (Commission File Number)
jurisdiction of      organization)
Identification No.)

                             1001 Nineteenth Street
                           North Arlington, VA 22209
              (Address of principal executive offices) (Zip code)

                                 (703) 312-9500
              (Registrant's telephone number including area code)

Item 5. Other Events


1. On January 13, 2000, Friedman, Billings, Ramsey Group, Inc. issued a press release announcing preliminary estimates of its earnings for the 4th quarter 1999. The entire text of that press release is being filed herewith and attached as exhibit 99.1.

2. On January 13, 2000 Friedman, Billings, Ramsey Group, Inc. held a conference call announcing preliminary estimates of its earnings for the 4th quarter 1999. The entire text of that conference call is being filed herewith and attached as exhibit 99.2.

99.1 Press Release dated January 13, 2000.
99.2 Conference Call script dated January 13, 2000.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By: /s/ Emanuel J. Friedman
Chief Executive Officer

Exhibit 1  - 99.1

For Immediate Release
Media Contact: Michael W. Robinson (703)-312-1830 or mrobinson@fbr.com Investor Contact: David A.R. Allan (703)-469-1080

Friedman Billings Ramsey Group Issues
Statement On Expected Fourth Quarter Results

Company's   Internet   Initiatives   Drive   Higher-Than-Expected   Results
ARLINGTON, Va., January 13, 2000 - Friedman, Billings, Ramsey Group, Inc. (NYSE:
FBR) said today that, based on preliminary estimates, it expects to report revenue of between $67 million and $71 million, and earnings of between $0.18 and $0.21 per share for the fourth quarter - significantly exceeding analysts' expectations. The consensus analyst estimate was for a fourth quarter loss of $0.02 per share.

The higher-than-expected results are due primarily to strong revenue from Internet-related venture capital activities, and to a lesser extent, technology investment banking fees. These results reflect the company's imbedded Internet-focused activities.

In the  fourth  quarter,  FBR  advised, financed,  or  raised  capital  for  20
emerging  Internet-related   companies, including nine venture capital
investments, six managed public offerings, and five corporate finance (private placement and M&A) assignments, reflecting FBR's focus on serving the capital and advisory needs of companies at all stages of the corporate lifecycle. Since entering the technology sector in late 1996, FBR has gone from zero revenue to fourth quarter technology revenues in excess of $50 million.

Chairman and Co-Chief Executive Officer Emanuel J. Friedman said, "We are extraordinarily pleased with the results of our focus on the Internet and the strength of our other corporate finance, institutional sales, and asset management businesses. We have moved quickly over the past three years to seize opportunities in the high-growth Internet sector, especially in the greater Washington, D.C. 'Netplex' region."

W. Russell Ramsey, President and Co-Chief Executive Officer, said, "Our efforts in the technology sector continued to serve the company and our clients well. Looking ahead, the converging strength of our Internet units, including the robust technology platform of our online investment and distribution unit, fbr.com, position us as a next-generation capital provider in the digital age. Imbedded within FBR is a powerful Internet-centric investment firm that combines principal investing with venture capital, supported by technology-focused research and investment banking."

To date, four of the 16 companies that the first FBR Technology Venture Partners fund (FBRTVP) invested in have gone public. Based on an initial investment of less than $9 million, FBRTVP's stake in these four companies alone today is worth approximately $170 million - about 19 times the original investment. Since inception in 1997, the fund as a whole has gross returns of more than seven times its original investment. FBRTVP invests in early-stage Internet, and e-commerce companies in the technology-rich Netplex region in Washington, D.C., Northern Virginia, and Maryland.

"The dollars we have invested, leveraged by our carried interest as the general partner, make venture capital funds particularly attractive vehicles for increasing long-term value for FBR shareholders," Ramsey said. Highlights of the fourth quarter include:

FBR lead managed the Initial Public Offering (IPO) for NetCreations (NTCR); and co-managed IPOs for Cysive (CYSV) and ASD Systems, Inc. (ASDS). These three IPOs are currently trading at an average of 198 percent above their initial offering prices.

The company also managed secondary offerings for Proxicom (PXCM), BroadVision, Inc. (BSVN), and Sapient (SAPE). In total, FBR participated in 89 capital-raising transactions in 1999 (including syndicate deals).

FBR also advised Herndon, Va.-based Back to Basics Toys in its acquisition by Amazon.com, Inc.; and IconixGroup, Inc., Bethesda, Md., in its merger with Empyrean Group, Vienna, Va. During 1999, FBR completed 12 mergers and acquisitions.

FBR Technology Venture Partners (FBRTVP) made four new investments in the quarter, bringing the total number of portfolio companies to 23 (which includes the 16 companies in FBRTVP I, and seven companies in the second fund, FBRTVP II).

The company's  online  investment  bank,   fbr.com,   participated  in  12
separate transactions during the quarter. Since its launch in April 1999, fbr.com has participated in 24 online offerings, with another six offerings expected shortly. Last week, fbr.com introduced Offering MarketplaceSM, a revolutionary new online distribution system that enables new issues to be distributed - for the first time - to millions of investors in seconds.

FBR will report its audited fourth quarter and year-end results on Thursday, January 27, 2000. A live webcast of FBR's conference call on these estimated results will be available at http://vcall.com/auto/companies/fbr/default.htm at 9 a.m. (Eastern
Time).  Replays of the webcast will be available  afterward.

Friedman, Billings,   Ramsey  Group,  Inc.  (NYSE:  FBR)  is  a  leading
investment firm specializing in Internet technology and other selected industries. Headquartered in Northern Virginia, home to an array of leading global Internet companies, FBR is a provider of capital and financial expertise throughout a company's lifecycle. FBR's businesses include venture capital, investment banking, online financial services, and research on more than 430 companies. FBR has offices in Arlington and Reston, Va., London, Irvine, Ca., Boston, and Chicago. For more information, see www.fbr.com.

# # # Statements concerning future performance, developments, negotiations or events, expectations or plans and objectives for future operations or for growth and market forecasts, and any other guidance on present and future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to competition among venture capital firms and the high degree of risk associated with venture capital investments, the effect of demand for public offerings, activity in the secondary securities markets, available technologies, competition for business and personnel, and general economic, political and market conditions.

Exhibit 2 - 99.2

Media Contact: Melanie Nelson, FBR
(703) 312-9623
mnelson@fbr.com

FBR GROUP FOURTH QUARTER EARNINGS PRE-RELEASE
Conference Call Script

Good morning. This is David Allan, Director of Investor Relations, of Friedman Billings Ramsey Group. Before beginning our call, I would like to read the following Safe Harbor language: Statements concerning future performance, developments or events, concerning expectations for growth, filed backlog and market forecasts, and any other guidance on present and future periods, constitute forward- looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties which might cause actual results or developments to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, the high degree of risk associated with venture capital investment, competition among venture capital firms, competition for business and personnel, available technologies and general economic, political and market conditions. Additional information concerning factors that could cause actual results to differ materially is contained in FBR's Annual Report on Form 10K and quarterly reports on Form 10Q.

I would now like to turn the call over to Bob Smith, Chief Operating Officer of Friedman Billings Ramsey Group.

[New speaker]

Good morning and thank you for participating in our conference call. Joining me are Manny Friedman, Eric Billings and Russ Ramsey, who form the Office of the Chief Executive. As I am sure you have seen by now, today we are pre-announcing a significant, positive earnings surprise with expected earnings of between $0.18 and $0.21 per share compared with an average analyst estimate of a net loss of $0.02 per share for the quarter.

Our earnings estimates are based on expected revenue for the fourth quarter of between $67 and $71 million. In the fourth quarter, roughly half of our estimated total revenue came from our venture capital activity.

While we are comfortable with these figures, I would like to stress to you that these are preliminary numbers and unaudited results. We will report our actual results as scheduled on January 27th - two weeks from today.

The principal driver of revenue in the quarter was activity in the Internet technology sector. As those of you who follow our company know, we work with technology companies - primarily Internet companies - at every stage of the corporate lifecycle. This includes early-stage and venture capital financing ...private and public capital raising ... and, later in the lifecycle, M&A and advisory services - as these companies mature. As you have seen in our release, this quarter's revenue reflects activity for FBR at each stage of the lifecycle.

I would like to expand on the significance of these results. I think that you will see that there is a very interesting story behind the numbers.

By way of background, remember that FBR grew its revenues from $20 million in 1992 to $250 million in 1997 (with consistent 30% pre-tax earnings growth). Since late 1996, we have been deploying resources and establishing our expertise in technology research, technology investment banking, venture capital, and sales & trading. And today, about 20 - 25% of our total headcount is dedicated to technology, and primarily Internet-related technology.

If you look at the firm today, you will see that embedded within FBR is an Internet-centric investment firm. With some $50 million in fourth quarter revenue, the technology practice could compete with many stand-alone firms engaged in technology investing.

Before I provide more detail on our Internet-centric businesses, I want to stress that FBR retains its other strengths from that 1992- 1997 period. Indeed, we have a proven machine that generated $117 million in average annual revenues just from capital raising in our non-technology sectors from 1996 - 1998.

Turning now to the Internet businesses that drove revenues for the quarter, what we see - for the first time - is a significant contribution from what has become the "new economy" in the United States. We are participating in this revolution with a complete and robust capital solution for the new economy. The rapid growth of the "Netplex" as a technology center has been truly astounding. Witness the merger, earlier this week, of AOL with Time-Warner. Our solution, coupled with our location, gives us a natural advantage to exploit the opportunities in front of us.

As an Internet-centric investment firm, we provide financing and advice from a company's early infancy to its eventual national acclaim - what we call "cradle-to-rave" financing. At the cradle stage in the fourth quarter, we made nine venture capital investments through our technology venture partnerships. At the later stages of the cycle, we lead- or co-managed six
IPOs or secondaries and completed five corporate finance assignments. FBR professionals are involved at every stage of the corporate process. Our ability to grow with young companies we invest in gives us a powerful opportunity to increase our long-term value for our shareholders.

Our success in venture capital in our region has also given us the confidence that we have a success formula that can be applied in other technology growth areas which have unmet venture capital needs. You may have seen earlier this week that we announced an equity investment in Dawnay, Day Lander in London, England. DDL is one of the U.K.'s leading venture technology incubators. We are proud to be joining Arthur Andersen, Microsoft UK, and Fletcher Research, among others, as one of DDL's strategic partners.

I would also like to point out that, contrary to the belief that it is only the fund investors that benefit from venture capital, our principal investments in our venture capital funds, plus our carried interest as general partner and recurring management fees, make venture capital a powerful driver for FBR's revenues - as the last quarter illustrates.

In closing, this was an exciting quarter for us and a great way to end the year. What is particularly gratifying to us is that the various components of our integrated strategy in the Internet technology area came together during this quarter.

I would also like to point out that our other businesses - which are not necessarily technology-dependent - turned in strong performances. These businesses include corporate finance, institutional sales and asset management. We will be giving further detail on these and all our businesses two weeks from today.

Thank you again for joining us.

Manny, Eric, Russ and I would now like to open up the call for your questions.


[At end of Q&A]

If there are no further questions, that concludes our conference call for today. Thank you for joining us and have a good day.